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                                                                   Exhibit 10.18
                                NETRO CORPORATION
                          EXECUTIVE RETENTION AGREEMENT

         This EXECUTIVE RETENTION AGREEMENT (the "AGREEMENT") is made and entered into effective as of February 21, 2003 (the "EFFECTIVE DATE"), by and between Peter Carson (the "EXECUTIVE") and Netro Corporation, a Delaware corporation (together with its subsidiaries and successors, the "COMPANY").

         WHEREAS, Executive is currently a valued employee of the Company;

         WHEREAS, the Board of Directors of the Company (the "BOARD") believes that it is in the best interests of the Company and its stockholders to provide Executive with certain severance benefits in the event that Executive is terminated under certain circumstances;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:

         1. Severance Benefits.

                  (a) In the event that (x) Executive's employment is terminated
         (A) by the Company without Cause (as defined below) at any time after the Effective Date or (B) by Executive for any reason within 12 months after a Change in Control (as defined below) or within 12 months after the filing of a plan of liquidation which has been approved by the Company's stockholders, or (y) Executive's employment is terminated for any other reason and the Compensation Committee of the Board expressly consents in writing to Executive receiving the benefits under this Agreement, Executive will be entitled to receive the following benefits:

                           (i) The Company shall pay to Executive a lump sum
                  payment equal to the base salary Executive would have received had Executive continued to be employed by the Company for eight additional months after the date of termination, less applicable payroll deductions and withholdings.

                           (ii) Executive's outstanding unvested options to
                  purchase the Company's common stock shall become immediately vested to the extent such options would have become vested over the year following the date of Executive's termination, and all vested options will remain exercisable until one year from the date of Executive's termination or the date on which such options would otherwise expire under the terms of the applicable option plan and related option agreement.
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                           (iii) Except as set forth in clause (c) below,
                  Executive shall receive any other benefits under the applicable benefits plans of the Company in accordance with their terms.

                  (b) The receipt of all benefits hereunder shall be subject to Executive signing a general release of claims against the Company in a form acceptable to the Company.

                  (c) All amounts payable by the Company under this Agreement shall be reduced by any amounts required to be paid or notice required to be given to Executive as a result of the termination of employment under any applicable federal, state or local law, including but not limited to the Workers Adjustment and Retaining Notification Act (the "WARN ACT") and any similar state law, and will be in lieu of any other severance benefits or payments pursuant to the Company's severance plans or policies or any other agreement between the Company and Executive.

                  (d) For purposes hereof, the following terms have the meanings set forth below:

                           (i) "CAUSE" means (i) the continued failure by
                  Executive to devote substantially all of his business time and energies to the performance of his duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive and Executive shall have failed during the 30-day period following such written demand to have corrected such failure; (ii) any willful act or omission by Executive constituting dishonesty, fraud or other malfeasance against the Company; (iii) Executive's conviction of a felony, plea of nolo contendre or guilty plea to a felony; or (iv) the breach by Executive of the Confidentiality Agreement (as defined below).

                           (ii) "CHANGE IN CONTROL" means:

                                    (A) the acquisition by any person, entity or
                           "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then

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                           outstanding voting securities entitled to vote
                           generally in the election of directors;

                                    (B) individuals who, as of the date hereof,
                           constitute the Board (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of the office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for the purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

                                    (C) consummation of a reorganization, merger
                           or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities; or

                                    (D) the sale of all or substantially all of
                           the assets of the Company.

         (e) In the event Executive's employment is terminated other than as provided under clause (a) above, then Executive shall not be entitled to receive any severance benefits under this Agreement; provided that in such event Executive shall be entitled to receive his accrued unpaid base salary through the date of such termination and any applicable benefits under the plans and policies of the Company in accordance with their terms, and the Company will have no further obligations under this Agreement with respect to Executive.

         2. Restrictive Covenants. Executive agrees and understands that during and after his employment with the Company, he will continue to bound by the provisions of the Confidentiality, Inventions and Arbitration Agreement (the "CONFIDENTIALITY AGREEMENT") between Executive and the Company, including but not limited to the agreement for one year after termination of your employment not to encourage or solicit any employee or consultant of the Company to terminate their relationship with the Company, and that such obligations shall survive the termination of this Agreement.

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         3. Limited Benefits. Notwithstanding anything contained in this
Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Executive under any other employer plan or agreement (such payments or benefits are collectively referred to as the "BENEFITS") would be subject to the excise tax (the "EXCISE TAX") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), the Benefits shall either be (i) paid in full or
(ii) reduced to such lesser amount which would result in no portion of such Benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits. A determination as to whether the Benefits shall be so reduced shall be made by the Company's independent public accountants and shall be binding on Executive and the Company.

         4. Arbitration. Any dispute or controversy arising under or in connection with this Agreement may be settled at the option of either party by binding arbitration in the County of Santa Clara, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The costs of such arbitration will be borne by the Company. In the arbitration, the parties will be entitled to all remedies that would have been available if the matter were litigated in a court of law.

         5. Term. This Agreement shall expire on the later of (i) the date that is one year following a Change of Control that has occurred prior to February 21, 2005 or (ii) February 21, 2005, except to the extent necessary to give effect to the provisions hereof.

         6. Miscellaneous.

                  (a) Attorneys Fees. If a legal action or other proceeding, including arbitration pursuant to Section 4, is brought for enforcement of this Agreement, each party shall be responsible for the payment of its own attorneys' fees, except that the Company shall reimburse Executive for all legal fees and expenses incurred by him in connection therewith to the extent Executive prevails in such dispute to a material extent.

                  (b) At-will Employment. The Company and Executive acknowledge that the Executive's employment is and shall continue to be at-will, as defined under applicable law.

                  (c) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking employment or otherwise, not will any such payments be reduced by any earnings that Executive may receive from any other employer.

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                  (d) Successors and Assignments. This Agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by Executive and Executive's heirs and legal representatives. Notwithstanding the foregoing, this Agreement shall not be assignable by Executive and may be assigned by the Company only to an affiliate or a successor to the Company of substantially all of its business (whether by purchase, merger, consolidation or otherwise).

                  (e) Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Executive will be addressed to Executive at the home address which Executive has most recently communicated to the Company in writing. Notices to the Company will be addressed to its General Counsel (or if the Company does not have a General Counsel, to its Chief Financial Officer) at the Company's corporate headquarters.

                  (f) Waiver. No provision of this Agreement may be modified or waived except in writing signed by the parties hereto. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.

                  (g) Entire Agreement. This Agreement represents the entire agreement between Executive and the Company concerning the subject matter herein and supercedes all other prior or contemporaneous agreements concerning such subject matter, whether written or oral.

                  (h) Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

                  (i) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

                  (j) Taxes. All payments and benefits received pursuant to this Agreement shall be subject to withholding of applicable taxes.

                  (k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.


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         IN WITNESS WHEREOF, each of the parties hereto has duly executed this
Agreement as of the day and year first above written.

                                                     NETRO CORPORATION

                                                     By: /s/ Shlomo Yariv
                                                        -----------------------
                                                             Name:  Shlomo Yariv
                                                             Title: C.O.O



                                                     EXECUTIVE:
                                                       /s/ Peter Carson
                                                     --------------------------
                                                     Peter Carson

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